Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

DAVID A. BRADLEY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 8th, 2009 (the “Restatement Date”), by and between Polymer Holdings LLC (“Parent”), a Delaware limited liability company, KRATON Polymers LLC, (“KRATON” or the “Company”), a Delaware limited liability company, which is a wholly owned subsidiary of Parent, and David A. Bradley (“Executive”).

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company for a period the term of which commenced on January 14, 2008 (the “Effective Date”) and which shall end on the day before the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless KRATON or Executive provides the other party hereto 30 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

a. During the Employment Term, Executive shall serve as Chief Operating Officer of KRATON. In such position, Executive shall have the duties and authority commensurate with the position as shall be determined from time to time by the Company. During the Employment Term, Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of the Company.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company; provided that nothing herein shall preclude Executive, subject to the prior approval of the Company, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, and as of the Restatement Date, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $425,000, payable in regular installments in accordance with the Company’s usual payment practices.

Executive shall be entitled to annual reviews and increases in Executive’s Base Salary, if any, as may be determined in the sole discretion of the board of directors of KRATON (the “Board”).

4. Incentive Compensation. With respect to the first partial fiscal year and each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) equal to (i) up to seventy five percent (75%) of Executive’s Base Salary (the “Target”) based upon the achievement of performance objectives established by the Board, and (ii) up to 150% of the Target if such performance objectives are exceeded due to extraordinary performance, as determined by the Board.

5. Employee Benefits.

a. General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans, as amended from time to time, (other than bonus, incentive or severance plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

b. Other. During the Employment Term, Executive shall be eligible to participate in the equity incentive plans of the Company, its Parent and TJ Chemical Holdings LLC.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give KRATON at least 60 days advance written notice of any resignation of Executive’s employment, subject to and in accordance with the provisions of this Section 7 and subsections (a) through (f). Notwithstanding any other provision of this Agreement, subject to Sections 8, 9, 10, 11(j) and 11(m), the provisions of this Section 7 shall exclusively govern Executive’s and the Company’s rights and obligations related to termination of this Agreement and the rights and remedies upon termination of employment with the Company and its affiliates.

a. By KRATON For Cause or By Executive Resignation without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by KRATON for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined below), provided that Executive will be required to give KRATON at least 60 days advance written notice of any such resignation, and provided further that KRATON may elect to waive such notice period and to pay Executive in lieu of such notice.

(ii) For purposes of this Agreement “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by KRATON to

Executive of such failure; provided that it is understood that this clause (A) shall not permit KRATON to terminate Executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by Executive in the good faith performance of Executive’s duties to KRATON, (B) failure of Executive to maintain his principal residence in the same metropolitan area as KRATON’s principal headquarters, which is currently located in Houston, Texas, or elsewhere as mutually agreed to by Executive and Company, (C) theft or embezzlement of Company property, (D) Executive’s conviction of or plea of guilty or no contest to (x) a felony or (y) a crime involving moral turpitude, (E) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (F) Executive’s breach of the provisions of Sections 8 or 9 of this Agreement.

(iii) If Executive’s employment is terminated by KRATON for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive, within 30 days following such termination with respect to (A) through (C) below and at such time, if any, as the Employee Benefits under (D) below become due in accordance with the applicable terms thereof:

(A) the Base Salary through the date of termination, to the extent not already paid;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with KRATON policy prior to the date of Executive’s termination; and

(D) such vested Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company as described in Section 5(a) (including, without limitation, any retirement benefits, medical, life insurance or disability benefits, accrued but unpaid vacation or other benefits Executive is entitled to pursuant to the terms of the applicable plans then in effect (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Obligations”)).

Following such termination of Executive’s employment by KRATON for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by KRATON if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”); provided that a termination on the basis of a Disability must occur within 90 days of the date when Executive is subject to termination due to Disability. Any question as to the existence of the Disability of Executive as to which Executive and KRATON cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and KRATON. If Executive and KRATON cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) at the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations;

(B) a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

c. By KRATON Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by KRATON without Cause or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by KRATON without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason, other than in the event such termination occurs within one (1)

year following a Change in Control, which shall be governed exclusively by Section 7(d) hereof, Executive shall be entitled to receive:

(A) At the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations;

(B) continuation of Executive’s annual Base Salary for a period of 12 months following such termination (the “Severance Continuation Period”) which shall be paid at the same time and in the same manner as if Executive had remained employed by KRATON during such period; and

(C) medical benefits for Executive and his eligible dependents comparable to those medical benefits Executive participated in on the date of termination during the Severance Continuation Period, provided in any case such medical benefits shall cease if Executive becomes entitled to medical benefits from a new employer. KRATON may provide such medical benefits by paying Executive’s COBRA continuation coverage through such Severance Continuation Period.

(iii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus (if any) when due, (B) a material reduction in Executive’s Base Salary, the Target Annual Bonus opportunity described in Section 4 herein, or Employee Benefits other than an across-the-board reduction in salary or bonus opportunity for all of the members of the Company’s management team and other than a decrease in Employee Benefits that applies to all employees otherwise eligible to participate in the affected plan, (C) a relocation of Executive’s primary work location more than 50 miles from the work location on the date hereof, without written consent, or (D) a material reduction in Executive’s duties and responsibilities as described in Section 2(a) of this Agreement; provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from Executive of written notice specifying in reasonable detail the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given KRATON written notice thereof prior to such date.

The payments and benefits described in subparagraphs 7(c)(ii)(B) - (C) above shall be subject to and conditioned upon Executive’s execution and delivery of a valid and effective general release and waiver, in a form satisfactory to the Company, waiving all claims Executive may have against the Company, its affiliates and their respective executives, directors, partners, members, shareholders, successors and assigns. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

d. By KRATON Without Cause or Resignation by Executive for Good Reason Following a Change In Control.

(i) The Employment Term and Executive’s employment hereunder may be terminated by KRATON without Cause or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by KRATON without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason within one (1) year following a Change in Control, Executive shall be entitled to receive:

(A) at the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations;

(B) continuation of Executive’s annual Base Salary for a period of eighteen months following such termination (the “Change in Control Severance Period”) which shall be paid at the same time and in the same manner as if Executive had remained employed by KRATON during such period;

(C) 1.5 times Annual Bonus calculated at the Target level payable as a lump sum; and a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year calculated by taking the product of (a) his Target Annual Bonus multiplied by (b) a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365, as further adjusted to reflect the then-current bonus accrual as it exists on the Company’s books as of the date of termination. All sums due under this sub-paragraph shall be payable within thirty (30) days of Executive’s termination of employment; and

(D) all health benefits including medical, dental and vision for Executive and his eligible dependents comparable to those health benefits Executive participated in on the date of termination during the Change in Control Severance Period, provided in any case such health benefits shall cease if Executive becomes entitled to health benefits from a new employer. KRATON may provide such health benefits by paying Executive’s COBRA continuation coverage through such Change in Control Severance Period.

(iii) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(A) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of the assets of the Company, Polymer Holdings, or TJ Chemical Holdings (individually, each is an “Entity” and together, the “Entities”) to any

Person or group of related persons (a “Group”) for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), together with any affiliates thereof other than to TPG III Polymer Holdings LLC, TPG IV Polymer Holdings LLC or J.P. Morgan Partners LLC or any of their affiliates (hereinafter the “Sponsors”);

(B) the complete liquidation or dissolution of any of the Entities;

(C) (1) any Person or Group (other than the Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of equity interests of an Entity representing more than 40% of the aggregate outstanding voting equity interests of such Entity and such Person or Group actually has the power to vote such equity interests in any such election and (2) the Sponsors beneficially own (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting equity interests of an Entity than such other Person or Group;

(D) the replacement of a majority of the board of directors of an Entity over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board then still in office who either were members of such board at the beginning of such period or whose election as a member of such board was previously so approved or who were nominated by, or designees of, the Sponsors; or

(E) a merger or consolidation of an Entity with another entity in which holders of the equity interests of the Entity immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Sponsors do not hold a sufficient amount of voting equity interests to elect a majority of the surviving entity’s board of directors.

(F) The payments and benefits described in subparagraphs 7(d)(ii)(B) - (D) above shall be subject to and conditioned upon Executive’s execution and delivery of a valid and effective general release and waiver, in a form satisfactory to the Company, waiving all claims Executive may have against the Company, its affiliates and their respective executives, directors, partners, members, shareholders, successors and assigns. Following Executive’s termination of employment by the Company as a result of a Change In Control, except as set forth in Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

e. Expiration of Employment Term.

(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. If Executive’s employment is terminated due to Executive’s election not to extend the Employment Term, Executive shall be entitled to receive the Accrued Obligations. If Executive’s employment is terminated by KRATON other than for Cause following KRATON’s election not to extend the Employment Term, Executive shall be entitled to receive (1) at the times set forth in Section 7(a)(iii) hereof, the Accrue Obligations, (2) continuation of Executive’s annual Base Salary during the Severance Continuation Period at the same time and in the same manner as if Executive had remained employed by KRATON during such period, and (3) medical benefits for Executive and his eligible dependents comparable to those medical benefits Executive participated in on the date of termination during the Severance Continuation Period, provided in any case such medical benefits shall cease if Executive becomes entitled to medical benefits from a new employer. KRATON may provide such medical benefits by paying Executive’s COBRA continuation coverage through such Severance Continuation Period. The payments and benefits described in this subparagraph (i) shall be subject to and conditioned upon Executive’s execution and delivery of a valid and effective general release and waiver, in a form satisfactory to the Company, waiving all claims Executive may have against the Company, its affiliates and their respective executives, directors, partners, members, shareholders, successors and assigns. Following such termination of Executive’s employment hereunder as a result either party’s election not to extend the Employment Term, except as set forth in this Section 7(e)(i), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

(ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement (and the Company’s potential severance obligation under Section 7(e)(i) if applicable) shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g. Equity Investment. Notwithstanding anything herein to the contrary, upon a termination of employment, Executive shall have such rights and obligations with respect to any options to purchase membership units of TJ Chemical Holdings LLC (“TJ Chemical”) then held by Executive and with respect to Executive’s investment in TJ Chemical and/or KRATON Management LLC (including with respect to profits units and/or membership units, as applicable) in accordance with the applicable governing documents thereof.

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization engaged in a Competitive Business (as defined below), directly or indirectly solicit or assist in soliciting on behalf of any entity engaged in a Competitive Business, the business of any client or prospective client:

(A) with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(B) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one-year period immediately preceding Executive’s termination of employment; or

(C) for whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in a Competitive Business;

(B) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business; provided that Executive shall not be prohibited from rendering any services to any company that derives less than 10% of its revenues from a Competitive Business (a “Permitted Company”), if such services or employment relate solely to a business of the Company that is not in competition with a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, a Competitive Business shall not include a Permitted Company, or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, suppliers partners, members or investors of the Company of which it is reasonable to expect that Executive is aware.

(iii) For purposes of this Agreement, “Competitive Business” means the development, manufacture, license, sale or provision of products or services that the Company currently, or at any time during the Employment Term, sells, manufactures, licenses or provides, or has specific plans to do so, including without limitation styrenic block copolymers made by anionic polymerization.

(iv) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(v) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(A) solicit or encourage any employee of the Company to leave the employment of the Company; or

(B) hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within six months prior to or after, the termination of Executive’s employment with the Company. Notwithstanding the foregoing, following a Change in Control, Executive will not be restricted from hiring any employee who is terminated without Cause following such Change in Control.

(vi) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company any individual consultant then under contract with the Company.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality; Inventions.

a. Confidentiality. During the Employment Term and thereafter, Executive will not disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, or other confidential information or data of the Company relating to the Company’s customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Except as required by law, Executive will not disclose to anyone, other than his immediate family, legal or financial advisors or any subsequent employer, the contents of this Agreement. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, except that he may retain personal notes, notebooks and diaries and personally owned books, reference material or information of a similar nature, that do not contain confidential information of the type described in the preceding sentence of this section. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

b. Prior Inventions. Executive has attached hereto, as Exhibit A, a list describing all material creations, inventions, and developments which were created or contributed to by Executive either solely or jointly with others prior to Executive’s employment with the Company which relate to the Company’s proposed or current business, services, products or research and development (collectively referred to as “Prior Inventions”). If no such list is attached, Executive either will advise the Company that Prior Inventions exist but cannot be disclosed because of prior existing confidentiality obligations or, absent such advice, will be understood to represent that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive uses or relies upon a Prior Invention, or any works of authorship (including software, related items, data bases, documentation, site content, text or graphics), developments, improvements or trade secrets which were created or contributed to by Executive either solely or jointly with others prior to Executive’s employment with the Company (“Prior Intellectual Property”) in Executive’s creation or contribution to any work of authorship, invention, product, service, process, machine or other property of the Company, Executive will inform the Company promptly and, upon request, use Executive’s best efforts to procure any consents of third parties necessary for the Company’s use of such Prior Intellectual Property. To the fullest extent permissible by law, and to the extent not in contravention of any prior legal obligation of Executive to others all of which are disclosed to KRATON on Exhibit B, attached hereto, Executive hereby grants the Company a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all of Executive’s Prior Inventions to make, have made, copy, modify, distribute, use and sell works of authorship, products, services, processes and machines and to otherwise operate the Company’s current and future business.

c. Ownership of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, and hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to any and all creations, inventions or developments, whether or not patentable, which Executive may solely or jointly conceive or develop or reduce to practice, during the period of time Executive is in the employ of the Company (collectively referred to as the “Company Inventions”), other than (and the Company Inventions shall not include) any such creations, inventions or developments which demonstrably bear no relationship whatsoever to the business of the Company, the chemical industry, or the application of technologies, ideas, or processes directly or indirectly related to the business of the Company or the chemical industry to any other industries or disciplines. For the avoidance of doubt, the Company Inventions shall include any creations, inventions or developments that relate directly or indirectly to a Competitive Business. Executive further acknowledges that all original works of authorship which are created or contributed to by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company (the “Company Copyrights”) are to be deemed “works made for hire,” as that term is defined in the United States Copyright Act, and the copyright and all intellectual property rights therein shall be the sole property of the Company. To the extent any of such works are deemed not to be “works made for hire,” Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company.

d. Contracts with the United States. Executive agrees to execute any licenses or assignments of the Company Inventions or the Company Copyrights as required by any contract between the Company and the United States or any of its agencies.

e. Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all the Company Inventions made by Executive (solely or jointly with others) during the term and within the scope of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified to Executive or within the Company’s policies, manuals or procedures by the Company. The records will be available to and remain the sole property and intellectual property of the Company at all times.

f. Further Assurances. Executive covenants to take all requested actions and execute all requested documents to assist the Company, or its designee, at the Company’s expense, in every way; consistent with applicable law, (1) to secure the Company’s above rights in the Prior Intellectual Property and Company Inventions and any of the Company Copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and (2) to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If the Company is unable for any reason, after reasonable efforts, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, for the limited purpose of acting for and in Executive’s behalf and stead to execute such documents and to do all other lawfully permitted acts in connection with the execution of such documents.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 through 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and in the event of a breach of Sections 8 through 10, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. Except for the documents related to the Company and its affiliates’ equity incentive plans, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that anyone or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Polymer Holdings LLC

15710 John F. Kennedy Blvd.

Suite 300

Houston, TX 77032

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j. Cooperation. Executive shall at the Company’s expense provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

m. Insurance. Notwithstanding anything to the contrary herein:

(i) All rights Executive has to indemnification as a director, officer or fiduciary pursuant to any agreement, applicable statue, Company bylaws or articles of organization as in effect from time to time shall not be impacted by the provisions of this Agreement and all such rights, if any, shall survive the termination and/or expiration of this Agreement and/or the termination of Executive’s employment with the Company; and

(ii) So long as Executive is employed by the Company and for a period of six (6) years following Executive’s termination of employment, the Company agrees to purchase and maintain insurance for Executive’s benefit, covering director, officer and fiduciary liability on the same basis as active directors, officers and/or fiduciaries, as applicable, of the Company.

n. Section 409A. If the Company reasonably determines that certain provisions of the Agreement may result in a violation of Section 409A, then the Company may make reasonable modifications to the Agreement without Executive’s consent, to attempt to comply with Section 409A and avoid the excise taxes that may be imposed thereunder without giving rise to any claim that such modification adversely affected Executive’s rights under the Agreement. This Agreement is intended to comply with Section 409A, and shall be construed accordingly.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KRATON POLYMERS LLC

/S/ RICHARD OTT
By: Richard Ott
Title: Vice President, Human Resources and Corporate Communications

POLYMER HOLDINGS LLC

/S/ RICHARD OTT
By: Richard Ott
Title: Vice President, Human Resources and Corporate Communications

DAVID A. BRADLEY

/S/ DAVID A. BRADLEY

(Signature Page to Amended Employment Agreement of David Bradley)